Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the prospectus relating to the Registration Statement on Form S-11 (333-177963) of our report dated March 8, 2012 except with respect to our opinion on the consolidated financial statements in so far as it relates to the effects of discontinued operations discussed in Note 3A, as to which the date is June 26, 2012 relating to the financial statements and financial statement schedule, which appears therein. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, IL
March 11, 2013